As filed with the Securities and Exchange Commission on November 15, 2000

                       Registration No. 333-
                       ==================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          PROFESSIONAL DETAILING, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                     7389                   22-2919486
      ---------------           -----------------         ----------------
      (State or other           (Primary Standard         (I.R.S. Employer
      jurisdiction of               Industrial           Identification No.)
      incorporation or         Classification Code
       organization)                  Number)

                              10 Mountainview Road
                          Upper Saddle River, NJ 07458
                                 (201) 258-8450
                            (201) 258-8445 Facsimile
                  --------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                               executive offices)

                              Charles T. Saldarini
                             Chief Executive Officer
                          Professional Detailing, Inc.
                              10 Mountainview Road
                      Upper Saddle River, New Jersey 07458
                                 (201) 258-8450
                            (201) 258-8445 Facsimile
                        -------------------------------
                          (Name, address, including zip
                           code, and telephone number,
                          including area code, of agent
                                  for service)

                                   Copies to:
                        -------------------------------
                              Kenneth S. Rose, Esq.
                         Morse, Zelnick, Rose & Lander,
                                       LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-5030
                            (212) 838-9190 Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than from securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed         Proposed
                                                                    Maximum           Maximum
                                                                   Aggregate         Aggregate
           Title of Each Class                  Amount to Be       Price Per         Offering           Amount of
     of Securities to Be Registered              Registered         Share(1)           Price         Registration Fee
-----------------------------------------     ----------------   -------------   ----------------   ------------------
Common stock, par value $.01 per share           1,131,194         $ 115.375       $ 130,511,508        $ 34,455

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The Proposed Maximum Aggregate Price Per Share is estimated on the basis of the average of the high and low trading prices for Professional Detailing, Inc.'s common stock on November 14, 2000, as reported by the Nasdaq National Market system.

                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated November 15, 2000

                                1,131,194 SHARES

[COMPANY LOGO]

                          PROFESSIONAL DETAILING, INC.

                                  Common Stock

                                  ------------

Certain selling stockholders are offering 1,131,194 shares of our common stock.

Our common stock is listed on the Nasdaq National Market system under the symbol "PDII." On November 14, 2000, the last reported sale price of our common stock on the Nasdaq National Market system was $116.00 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved these securities, or determined if the information contained in this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is November ____, 2000

                                TABLE OF CONTENTS

                                                                            Page
Where You Can Find More Information.......................................     3
Reports to Security Holders...............................................     3
Incorporation of Certain Documents by Reference...........................     3
Special Note Regarding Forward-Looking Statements.........................     4
The Company...............................................................     5
Risk Factors..............................................................     6
Use of Proceeds...........................................................    15
Selling Stockholders......................................................    15
Plan of Distribution......................................................    16
Legal Matters.............................................................    17
Experts...................................................................    17

      You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are required to comply with the informational and reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with that statute, we have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. You can get copies of these reports, proxy statements and other information from these offices upon payment of the required fees. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information regarding the operation of its public reference room. These reports, proxy statements and other information can also be accessed over the Internet at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act regarding the shares of our common stock covered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission.

                           Reports to Security Holders

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

      (1)   Annual Report on Form 10-K for the fiscal year ended December 31,
            1999;
      (2) Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;
      (3)   Definitive proxy statement dated May 10, 2000; and
      (4)   Registration Statement on Form 8-A, filed May 13, 1998.

      Each document filed after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus as of the date it is filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated in this prospectus by reference modifies or supersedes that statement.

      Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless those exhibits are specifically incorporated by reference in those documents). Requests should be directed to Professional Detailing, Inc. Professional Detailing, Inc., 10 Mountainview Road, Upper Saddle River, New Jersey 07458,
Attention: Corporate Secretary.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or control. The factors listed below in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial position and the price of our common stock.

                                   THE COMPANY

      We are a leading and rapidly growing contract sales organization, CSO, providing customized product detailing programs and other marketing and promotional services to the United States pharmaceutical industry. We have achieved our leadership position in the CSO industry based on 12 years of designing and executing customized product detailing programs for many of the pharmaceutical industry's largest companies, including Abbott, Allergan, Astra-Zeneca, Aventis Pharma, Bayer, Glaxo Wellcome, Novartis, Pfizer, Procter & Gamble, Hofmann LaRoche and Solvay/Unimed. We have designed programs that promote more than 100 different products, including such leading prescription medications as Imitrex(R), Flonase(R), Prilosec(R), Wellbutrin(R) and Cardura(R), as well as a number of leading OTC products, to hospitals, pharmacies and physicians in more than 25 different specialties.

      Product detailing involves meeting face-to-face with targeted prescribers to provide a technical review of the product being promoted. CSOs have evolved from providing detailing support for over-the-counter products into a full-service industry handling some of the leading prescription pharmaceutical compounds. Since the early 1990s, the United States pharmaceutical industry has increasingly used CSOs to provide the detailing services to introduce new products, reintroduce older products, supplement existing sales efforts, raise promotional barriers to entry for competitors and demonstrate the incremental sales impact of detailing a particular product.

Recent Developments

      In October 2000, our wholly owned subsidiary, LifeCycle Ventures, Inc.
(LCV), signed a five-year agreement with Glaxo Wellcome for the exclusive U.S. marketing, sales and distribution rights for Ceftin(R) Tablets and Ceftin(R) for Oral Suspension (cefuroxime axetil), two dosage forms of a cephalosporin antibiotic. Ceftin, which is indicated for acute bacterial respiratory infections such as acute sinusitis, bronchitis and otitis media , generated over $332 million in U.S. sales in 1999. Ceftin is the top selling oral cephalosporin in the U.S. and throughout the world. In July 2000, Ceftin was recommended by the Sinus and Allergy Health Partnership as first-line treatment for acute bacterial rhinosinusitis. In January 1999, the Centers for Disease Control and Prevention (CDC) issued guidelines recommending Ceftin as one of only two oral antibiotics as second-line treatment of acute bacterial otitis media. Glaxo Wellcome retains certain regulatory responsibilities for Ceftin and ownership of all intellectual property relevant to Ceftin and will continue to manufacture the product.

      The LCV service offering provides pharmaceutical manufacturers with a new approach toward managing the resource constraints inherent in a large product portfolio. The mounting pressure to launch new drugs and quickly maximize sales of products in the growth phase of their lifecycles often leaves other products that could benefit from intensified sales and marketing efforts. LCV helps to maximize the sales and profit potential of these products by funding and managing their commercialization in return for a percentage of the sales.

      As part of our agreement with Glaxo Wellcome, LCV is required to purchase certain minimum levels of Ceftin during each calendar quarter. In addition, LCV purchased Glaxo Wellcome's inventory of Ceftin product that existed as of October 1, 2000. In order to meet anticipated demand, LCV intends to maintain an inventory of Ceftin that we expect to average between $30 to $60 million in foreseeable periods. In the event that management's estimates of the demand for Ceftin are not accurate, or the timing on collections of Ceftin related receivables is slower than anticipated, the LCV - Ceftin transaction could have a material adverse impact on the Company's results of operations, cash flows and liquidity. Our agreement with Glaxo Wellcome is cancelable by either party upon not less than 120 days written notice.

Miscellaneous

      We were organized in February 1998 under the laws of the state of Delaware. Our predecessor was incorporated under the laws of the state of New Jersey in March 1988. Our principal executive office is located at 10 Mountainview Road, Upper Saddle River, New Jersey 07458, telephone number (201) 258-8450.

                                  RISK FACTORS

      You should carefully consider the following risks, which are not necessarily listed in order of priority, before making an investment decision. The risks described below are not the only ones that we face. Our business, operating results or financial condition could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. You should also refer to the other information included in this prospectus.

             Risks Related to Our New Life Cycles Ventures Business

      We have entered into a new business with which we have no prior experience and, therefore, our prospects for success are uncertain.

      In October 2000 we entered into an agreement with Glaxo Wellcome, the owner of all the rights to and the manufacturer of the antibiotic Ceftin. Under this agreement, we acquired the exclusive right to distribute Ceftin in the United States. This is an entirely new business for us and, as such, we face all the risks generally associated with the marketing and distribution of pharmaceutical products. These risks include the following:

      o competition from new or existing drug products, including introduction of generic equivalents prior to the expiration of Ceftin's patents;

      o     obtaining capital to finance the expansion of the business;

      o identifying and obtaining the rights to sell and distribute pharmaceutical products;

      o     attracting, hiring and retaining qualified personnel;

      o establishing and maintaining relationships with drug wholesalers, third party payors and other distributors;

      o     establishing inventory control procedures; and

      o     complying with regulatory requirements.

      As a result of our agreement with Glaxo Wellcome, we anticipate that our operating expenditures will increase significantly. These expenditures include payments to third parties for inventory maintenance and control, distribution services and accounts receivable administration, as well as expenditures for sales and marketing.

      If we are unable to increase sales of Ceftin, or if sales of Ceftin decline, our revenues from Ceftin will be limited, which could result in a decline in our stock price.

      Decreased or lower-than-anticipated demand for Ceftin, or our inability to meet demand, could materially adversely affect our operating results and harm our business. Other factors that could adversely affect sales of Ceftin include:

      o     competition from existing products or development of new products;

      o our ability to maintain adequate and uninterrupted sources of supply to meet demand;

      o     contamination of product lots or product recalls; and

      o changes in private health insurer reimbursement rates or policies for Ceftin.

      The market demand for cephalosporin antibiotics, such as Ceftin, in the United States has been declining as a percentage of overall antibiotic sales. While Ceftin sales have been stable, we cannot give any assurance that we will be able to maintain or increase the market for Ceftin. Under our agreement with Glaxo Wellcome, we are required to purchase minimum amounts of the drug regardless of sales. If we cannot maintain or increase sales of Ceftin from their current levels, our business, operations and financial results could be adversely affected.

      We depend on Glaxo Wellcome to continue to manufacture sufficient quantities of Ceftin to meet continued demand for the product.

      We depend on Glaxo Wellcome to continue to manufacture Ceftin and there are no assurances that Glaxo Wellcome will continue to manufacture sufficient quantities of Ceftin to meet the demand for the drug. If market demand for Ceftin grows, limits on our current sources of supply for Ceftin could constrain our sales growth.

      If we are unable to attract and retain key employees and consultants, our business could be harmed.

      The success of LCV in general and in regard to Ceftin in particular, depends, in large part, on our ability to attract and retain highly qualified and experienced management, administrative and marketing personnel. Competition for personnel among companies in the pharmaceutical industry is intense. We cannot assure you that we will be able to attract or retain the personnel necessary to support the growth of our LCV business.

      We depend on third parties, over whom we have no control, for client maintenance, contract administration, inventory control, distribution, and accounts receivable administration.

      We do not have the personnel or expertise necessary to fully execute the Ceftin agreement. Until March 2001 Glaxo Wellcome has agreed to continue to administer contractual relationships with Ceftin customers. We have no existing relationships with drug wholesalers, government agencies or third party payors, which is critical for our success. If we cannot establish these relationships before April 2001, we may not be able to maintain and/or expand our contractual relationship with these distribution sources. This could have an adverse effect on our financial results. In addition, we have also entered into an agreement with an unrelated third party to provide us with inventory control, distribution and accounts receivable administration services. We have no experience dealing with this third party vendor and we cannot assure you that they can provide us with these services efficiently and reliably. We need to continually monitor their performance. If we are forced to terminate our relationship with this third party, we will need to find a suitable replacement quickly. We cannot assure you that we will be able to find a suitable replacement quickly so that our performance under the Glaxo Wellcome agreement will not be adversely affected in a material manner.

      Failure to have Ceftin designated for reimbursement by third party payors will adversely affect our sales.

      The use of Ceftin depends substantially on governmental agencies, private health insurers and health maintenance organizations (HMO's) including Ceftin on their formulary lists. There are many considerations that determine whether a particular product will be approved by these agencies and organizations, including price. If Ceftin is not included on formulary list of these agencies and organizations, and therefore not approved for use by affiliated physicians, demand for Ceftin could decline which would adversely impact our results of operations. In addition, any change in reimbursement rates or reimbursement policies by these organizations could adversely affect the market for Ceftin.

      If Ceftin's patent expires, the introduction of generic alternatives will adversely impact the market for Ceftin.

      Ceftin Tablets and Ceftin for Oral Suspension are covered by patents which expire in July 2003 and May 2008, respectively. Glaxo Wellcome retains all of the patent rights to Ceftin. However, it is under no obligation to defend those rights or seek to extend the patent rights. If the patent rights to Ceftin are allowed to expire or if Glaxo Wellcome elects not to defend those rights, generic alternatives are likely to be introduced and sales of Ceftin will suffer. This will have a material adverse affect on our business, results of operations and financial condition.

      We may be required to defend lawsuits or pay damages for product liability claims.

      Product liability is a major risk in distributing and marketing pharmaceutical products. We could face substantial product liability exposure for products that we sell. Product liability claims, regardless of their merits, could be costly and divert management's attention, or adversely affect our reputation and the demand for our products. Although we currently maintain product liability insurance coverage there is no assurance that we will continue to maintain such coverage or that any such coverage will be adequate to offset potential damages.

                               Other Risk Factors

      If the pharmaceutical industry does not continue to use, or fails to increase its use of, third party service organizations to market and promote its products, our business would be seriously harmed.

      We have generated substantially all of our revenue from providing product detailing and promotional and marketing services to pharmaceutical companies. We have benefited from the growing trend of pharmaceutical companies to outsource marketing and promotional programs. We cannot be certain that this trend will continue. For example, the growth in outsourcing is driven, in part, by the growth in the number of pharmaceutical products developed over the last few years. However, recently there has been a decrease in the number of new ethical compounds coming to market. If this trend continues, pharmaceutical companies may reduce their outsourcing programs. Furthermore, the trend in the pharmaceutical industry toward consolidation, by merger or otherwise, may result in a reduction in the use of CSOs. A significant change in the direction of the outsourcing trend generally, or a trend in the pharmaceutical industry not to use, or to reduce the use of, outsourced marketing services, such as those we provide, would have a material adverse effect on our business.

      A decrease in marketing or promotional expenditures by the pharmaceutical industry as a result of private initiatives, government reform or otherwise, could have an adverse affect on our business.

      Our business, financial condition and results of operations depend on marketing and promotional expenditures by pharmaceutical companies for their products. Because we generate substantially all of our revenue from product detailing and promotional and marketing programs, unfavorable developments in the pharmaceutical industry could adversely affect our business. These developments could include reductions in expenditures for marketing and promotional activities or a shift in marketing focus away from product detailing. Promotional, marketing and sales expenditures by pharmaceutical companies could also be negatively impacted by government reform or private market initiatives intended to reduce the cost of pharmaceutical products or by government, medical association or pharmaceutical industry initiatives designed to regulate the manner in which pharmaceutical companies promote their products.

      Most of our revenue is derived from a limited number of clients, the loss of any one of which could adversely affect our business.

      Our revenue and profitability are highly dependent on our relationships with a limited number of large pharmaceutical companies. In 1999, our four largest clients accounted for approximately 30%, 22%, 19% and 6%, respectively, or a total of 77% of our revenue. We are likely to continue to experience a high degree of client concentration, particularly if there is further consolidation within the pharmaceutical industry. The loss or a significant reduction of business from any of our major clients could have a material adverse effect on our business and results of operations.

      Our contracts are short-term agreements and are subject to cancellation at any time, which may result in lost revenue and additional costs and expenses.

      Our contracts are generally for a term of one year and may be terminated by the client at any time for any reason. The termination of a contract by one of our major clients would not only result in lost revenue, but may cause us to incur additional costs and expenses. For example, all of our sales representatives are employees rather than independent contractors. Accordingly, upon termination of a contract, unless we can immediately transfer the related sales force to a new program, we either must continue to compensate those employees, without realizing any related revenue, or terminate their employment. If we terminate their employment, we may incur significant expenses relating to their termination.

      We may lose money on fixed-fee contracts and performance-based contracts.

      Substantially all of our contracts are fixed fee arrangements. We also enter into some contracts in which a portion of our fees are contingent on meeting performance objectives. Finally, we are exploring the possibility of entering into contracts under which we may share the costs of a detailing program with the client in exchange for a contingent fee based on the future sales of the product being promoted or some other performance based criteria. Accordingly, if we underestimate the costs associated with the services to be provided under a particular contract, or if there are unanticipated increases in our operating or administrative expenses, or if we fail to meet certain performance objectives, or if we incorrectly assess the market potential of a particular product, the margins on that contract and our overall profitability may be adversely affected.

      We have recently experienced rapid growth in the number of employees, the size of our programs and the scope of our operations. Our ability to manage such growth effectively will depend upon our ability to enhance our management team and our ability to attract and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems, and to expand, train and manage our workforce. Failure to manage growth effectively could have a material adverse effect on our business and results of operations.

      Our business has expanded rapidly. If we cannot manage our growth effectively, we will not be able to fulfill our obligations to our clients effectively and our business will suffer.

      We have recently experienced rapid growth in the number of employees, the size of our programs and the scope of our operations. Our ability to manage our growth effectively will depend upon our ability to enhance our management team and our ability to attract and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems, and to expand, train and manage our workforce. Failure to manage growth effectively could have a material adverse effect on our business and results of operations.

      The CSO industry is highly competitive and our failure to address competitive developments promptly will limit our ability to retain and increase our market share.

      Traditionally, our primary competitors were the in-house sales and marketing departments of pharmaceutical companies and other CSOs, such as Innovex, a subsidiary of Quintiles Transnational, the various sales and marketing affiliates of Ventiv Health (formerly, Snyder Communications) and Nelson Professional Sales, a division of Nelson Communications, Inc. However, there are relatively few barriers to entry in the CSO industry and, as the CSO industry continues to evolve, new competitors are likely to emerge. For example, recently, two major wholesale drug distributors have begun to provide product detailing services. Many of our current and potential competitors are larger than we are and have substantially greater capital, personnel and other resources than we have.

Increased competition may lead to price and other forms of competition that could have a material adverse effect on our market share, business and results of operations.

      As a result of competitive pressures, various organizations providing services to the pharmaceutical industry are consolidating and are becoming targets of global organizations. This trend is likely to produce increased competition for clients. In addition, if the trend in the pharmaceutical industry towards consolidation continues, pharmaceutical companies may have excess in-house sales force capacity and they may, as a result, reduce or eliminate their use of CSOs or choose to award their product detailing and other marketing and promotional programs to organizations that can provide a broader range of services. Although we intend to monitor industry trends and respond appropriately, we may not be able to anticipate and successfully respond to such trends.

      Our business will suffer if we fail to attract and retain experienced sales representatives.

      The success and growth of our business depends on our ability to attract and retain qualified and experienced pharmaceutical sales representatives. There is intense competition for experienced pharmaceutical sales representatives from competing CSOs and pharmaceutical companies. On occasion our clients have hired the sales representatives that we trained to detail its products. We cannot be certain that we can continue to attract and retain qualified personnel. If we cannot attract, retain and motivate qualified sales personnel, we will not be able to expand our business and our ability to perform under our existing contracts will be impaired.

      Our business will suffer if we lose certain key management personnel.

      The success of our business also depends on our ability to attract, retain and motivate qualified senior management, financial and administrative personnel who are in high demand and who often have multiple employment options. Currently, we depend on a number of our senior executives, including Charles T. Saldarini, our vice chairman and chief executive officer; Steven K. Budd, our president and chief operating officer; and Bernard C. Boyle, our chief financial officer. The loss of the services of any one or more of these executives could have a material adverse effect on our business, financial condition and results of operations. Except for a $5 million key-man life insurance policy on the life of Mr. Saldarini and a $3 million policy on the life of Mr. Budd, we do not maintain and do not contemplate obtaining insurance policies on any of our employees.

      Government or private initiatives to reduce healthcare costs could have a material adverse effect on the pharmaceutical industry and on us.

      The primary trend in the United States healthcare industry is toward cost containment. Comprehensive government healthcare reform intended to reduce healthcare costs, the growth of total healthcare expenditures and expanded healthcare coverage for the uninsured have been proposed in the past and may be considered again in the near future. Implementation of government healthcare reform may adversely affect promotional and marketing expenditures by pharmaceutical companies, which could decrease the business opportunities available to us. In addition, the increasing use of managed care, centralized purchasing decisions, consolidations among and integration of healthcare providers are continuing to affect purchasing and usage patterns in the healthcare system. Decisions regarding the use of pharmaceutical products are increasingly being consolidated into group purchasing organizations, regional integrated delivery systems and similar organizations and are becoming more economically focused, with decision makers taking into account the cost of the product and whether a product reduces the cost of treatment. Significant cost containment initiatives adopted by government or private entities could have a material adverse effect on our business.

      Our failure, or that of our clients, to comply with applicable healthcare regulations could limit, prohibit or otherwise adversely impact our business activities.

      Various laws, regulations and guidelines promulgated by government, industry and professional bodies affect, among other matters, the provision, licensing, labeling, marketing, promotion, sale and distribution of healthcare services and products, including pharmaceutical products. In particular, the healthcare industry is subject to various Federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the payment or acceptance of kickbacks or other remuneration in return for the purchase or lease of products that are paid for by Medicare or Medicaid. Sanctions for violating these laws include civil and criminal fines and penalties and possible exclusion from Medicare, Medicaid and other Federal healthcare programs. Although we believe our current business arrangements do not violate these Federal and state fraud and abuse laws, we cannot be certain that our business practices will not be challenged under these laws in the future or that a challenge would not have a material adverse effect on our business, financial condition and results of operations. Our failure, or the failure of our clients, to comply with these laws, regulations and guidelines, or any change in these laws, regulations and guidelines may, among other things, limit or prohibit our business activities or those of our clients, subject us or our clients to adverse publicity, increase the cost of regulatory compliance or subject us or our clients to monetary fines or other penalties.

      The costs and difficulties of acquiring and integrating new businesses could impede our future growth and adversely affect our competitiveness.

      As part of our growth strategy, we constantly evaluate new acquisition opportunities. Acquisitions involve numerous risks and uncertainties, including:

      o     the difficulty of identifying appropriate acquisition candidates;

      o the difficulty integrating the operations and products and services of the acquired companies;

      o the expenses incurred in connection with the acquisition and subsequent integration of operations and products and services;

      o the impairment of relationships with employees, customers or vendors as a result of changes in management and ownership;

      o the diversion of management's attention from other business concerns; and

      o the potential loss of key employees or customers of the acquired company.

      Acquisitions of companies outside the United States also may involve the following additional risks:

      o     assimilating differences in international business practices;

      o     overcoming language differences;

      o     exposure to currency fluctuations;

      o     difficulties in complying with a variety of foreign laws;

      o     unexpected changes in regulatory requirements;

      o     difficulties in staffing and managing foreign operations; and

      o     potentially adverse tax consequences.

      We may be unable to successfully identify, complete or integrate any future acquisitions, and acquisitions that we complete may not contribute favorably to our operations and future financial condition. We may also face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions on favorable terms.

      Our major stockholder will continue to have effective control of us after this offering and could delay or prevent a change in corporate control that stockholders may believe will improve management.

      John P. Dugan, our chairman, beneficially owns approximately 37% of our outstanding common stock (excluding shares issuable upon the exercise of options). As a result, Mr. Dugan will be able to exercise substantial control over the election of all of our directors, and to determine the outcome of most corporate actions requiring stockholder approval, including a merger with or into another company, the sale of all or substantially all of our assets and amendments to our certificate of incorporation.

      We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

      Our certificate of incorporation and bylaws include certain provisions, such as three classes of directors, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions may render the removal of our directors and management more difficult and adversely affect the price of our common stock. In addition, our certificate of incorporation authorizes the issuance of "blank check" preferred stock. This provision could have the effect of delaying, deterring or preventing a future takeover or a change in control, unless the takeover or change in control is approved by our board of directors, even though the transaction might offer our stockholders an opportunity to sell their shares at a price above the current market price.

      Our quarterly revenues and operating results may vary which may cause the price of our common stock to fluctuate.

      Our quarterly operating results may vary as a result of a number of factors, including:

      o     the commencement, delay, cancellation or completion of programs;

      o     the mix of services provided;

      o the timing and amount of expenses for implementing new programs and services;

      o the accuracy of estimates of resources required for ongoing programs;

      o uncertainty related to compensation based on achieving performance benchmarks;

      o     the timing and integration of acquisitions;

      o     changes in regulations related to pharmaceutical companies; and

      o     general economic conditions.

      In addition, generally, we recognize revenue as services are performed, while program costs, other than training costs, are expensed as incurred. As a result, during the first two to three months of a new contract, we may incur substantial expenses associated with staffing that new program without recognizing any revenue under that contract. This could have an adverse impact on our operating results and the price of our common stock for the quarters in which these expenses are incurred.

      We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Fluctuations in quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long term operating performance.

                                 USE OF PROCEEDS

      All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

      The selling stockholders acquired the shares of common stock that they are selling from us in connection with our acquisition of TVG, Inc. in May 1999.

      The following table sets forth the name and the number of shares of our common stock beneficially owned by each selling stockholder as of October 31, 2000 and as adjusted to reflect the sale of the shares offered by this prospectus, by each selling stockholder.

      Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them. All information with respect to beneficial ownership has been furnished to us by the respective stockholder.

                                  Shares Beneficially                        Shares Beneficially
                                    Owned Prior to                             Owned After the
                                      Offering(1)                                 Offering
                               --------------------------                   ----------------------
                                                            Shares Being
 Name of Beneficial Owner         Number        Percent       Offered        Number       Percent
----------------------------   -------------    ---------   -------------   ---------     --------
Frank Smith..............        148,085          1.1%        148,085         -0-           0%
Marc Julius..............        148,084          1.1%        148,084         -0-           0%
Gail Keppler.............        148,085          1.1%        148,085         -0-           0%
Gary Silverman...........        148,085          1.1%        148,085         -0-           0%
John McNichol............        148,084          1.1%        148,084         -0-           0%
Robin Putzrath...........        148,085          1.1%        148,085         -0-           0%
Mary Attig...............         74,049           *           74,049         -0-           0%
Bill Wrubel..............         74,048           *           74,048         -0-           0%
Eric Rodes...............         50,160           *           50,160         -0-           0%
H. Dennis Zanella........         44,429           *           44,429         -0-           0%

----------
* Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the shares of common stock covered by this prospectus may be offered and sold by them or by their pledgees, donees, transferees or other successors in interest, in private or public transactions, in transactions involving principals, in transactions involving brokers, or by any other lawful methods. Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which shares of our common stock may be listed, including block trading in negotiated transactions. These brokers may act as dealers by purchasing any or all of the shares of common stock covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling those shares under this prospectus. Sales of the shares covered by this prospectus are, in general, expected to be made at the market price prevailing at the time of each sale. However, prices in negotiated transactions may differ considerably.

      The selling stockholders may also offer to sell and sell the shares covered by this prospectus in options transactions. In addition, the selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each of the selling stockholders has advised us that he or she does not anticipate paying any consideration other than usual and customary broker's commissions in connection with sales of the shares covered by this prospectus.

      Each of the selling stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale. In addition, any shares covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

      In offering the shares covered by this prospectus, each of the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be considered to be "underwriters" within the meaning of the Securities Act, and any profits realized by the selling stockholder and the compensation of the broker-dealer may be deemed underwriting discounts and commissions.

      We have agreed to indemnify in certain circumstances each of the selling stockholders and any underwriter and certain control and other persons related to these persons against certain liabilities, including liabilities under the Securities Act. Each of the selling stockholders has agreed to indemnify us in certain circumstances and certain related persons against certain liabilities, including liabilities under the Securities Act.

      We have agreed with each of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the date all of the shares covered by this prospectus have been sold by the selling stockholders or (ii) the first anniversary date of this prospectus. We intend to deregister any of the shares not sold by the selling stockholders at the end of that period.

      We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at $80,000.

                                  LEGAL MATTERS

      Various legal matters in connection with this offering will be passed upon for us by Morse, Zelnick, Rose & Lander, LLP, New York, New York.

                                     EXPERTS

      The audited consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Professional Detailing, Inc. for the year ended December 31, 1999, except as they relate to TVG, Inc. for 1997 and 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to TVG, Inc. for 1997 and 1998, by Grant Thornton LLP, independent accountants. These financial statements have been incorporated in reliance on the reports of such independent accountants given on the authority of those firms as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting discounts and commissions, are estimated below.

SEC registration fee.................................................  $ 34,455
Printing and engraving costs.........................................     1,000*
Accounting fees and expenses.........................................    12,500*
Legal fees and expenses..............................................    30,000*
Miscellaneous expenses...............................................     2,045*
                                                                       --------

       Total.........................................................  $ 80,000
                                                                       ========

----------
*     Estimated.

Item 15. Indemnification of Directors and Officers

      Section 145 of the General Corporations Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made with respect thereto unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify present or former directors and officers who are successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Article Twelfth of the Registrant's Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of the Registrant's Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

      Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other employee against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability. The Registrant has obtained officers' and directors' liability insurance of $15 million for members of its Board of Directors and executive officers.

      At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number            Description
------            -----------

  5.1     --      Form of Opinion of Morse, Zelnick, Rose & Lander, LLP
 23.1     --      Consent of PricewaterhouseCoopers LLP
 23.2     --      Consent of Grant Thornton LLP
 23.4     --      Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                  Exhibit 5.1)
 24       --      Power of Attorney (included on signature page)
 27       --      Financial Data Schedule

Item 17. Certain Undertakings

      (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price, represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant, Professional Detailing, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upper Saddle River, State of New Jersey on this 15th day of November, 2000.

                                              PROFESSIONAL DETAILING, INC.


                                              By:/s/ Charles T. Saldarini
                                                 -------------------------------
                                                 Charles T. Saldarini,
                                                 Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Charles T. Saldarini, Bernard C. Boyle and Kenneth
S. Rose, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of November, 2000.

Signature                                Title
---------                                -----


/s/ John P. Dugan                        Chairman of the Board of Directors
--------------------------------------
John P. Dugan


/s/ Charles T. Saldarini                 Chief Executive Officer and Director
--------------------------------------
Charles T. Saldarini


/s/ Bernard C. Boyle                     Chief Financial Officer (principal
--------------------------------------   accounting and financial officer)
Bernard C. Boyle


/s/ Gerald Mossinghoff                   Director
--------------------------------------
Gerald Mossinghoff


/s/ John M. Pietruski                    Director
--------------------------------------
John M. Pietruski


/s/ Jan Martens Vecsi                    Director
--------------------------------------
Jan Martens Vecsi